Exhibit 21.1

Subsidiaries of Frontline Communications Corporation


Name                                                           Jurisdiction


WOW Factor, Inc.                                               New Jersey

CLEC Communications Corporation.                               Delaware

FNT Communications Corporation                                 New York


Proyecciones y Ventas Organizadas S.A. de C.V                  Mexico